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Ariel Way, Inc. Acquires GovBuys

Washington, DC, April 12, 2011 -- Ariel Way, Inc., (PK: AWYI) www.arielway.com a technology and services company for highly secure global communications, multimedia including digital signage solutions and associated technologies, today announced that it has completed the acquisition of Government-Buys, Inc. (“GovBuys”). The transaction agreements will contemporaneously be filed as current reports on Form 8-K with SEC.

Arne Dunhem, Ariel Way Chairman, President, and CEO said, “I am very pleased with the closing of the GovBuys acquisition. Gary Block, the founder of GovBuys, and his team have built an impressive operation which specializes in providing telecommunications and IT products and services to government agencies, industry partners and contractors. The market size of the Federal Government business alone is over $16 Billion per year. GovBuys has also established strong opportunities in the health care industry. Gary will continue as a key member of our government team.” Arne Dunhem also said, “GovBuys is very strategic to us, and we believe we can grow rapidly through the opportunities that GovBuys presents with new customers and contracts. GovBuys revenues the last few years have been between $5.5 million and $9.9 million. We believe the acquisition will not create any significant dilution to our existing shareholders”.

Government-Buys, Inc., (www.govbuys.com) based in Bethesda, Maryland, specializes in facilitating transactions between government agencies, industry partners and contractors, employing a wide array of contract vehicles and strategies to ensure a timely and efficient procurement. Contractor partners include a number of small businesses, small disadvantaged, 8(a), Service-disabled, Native American and Alaskan Native owned firms. Contract vehicles include GSA 8(a) STARS, GSA Schedule (Group 70), DAR BPA, and a variety of organization-specific Blanket Purchase Agreements.

About Ariel Way, Inc.
Ariel Way, Inc., a Florida corporation (“Ariel Way” or the “Company”), is a technology and services company for highly secure global communications, multimedia and digital signage solutions and technologies. The Company is focused on developing innovative and secure technologies, acquiring and growing profitable advanced technology companies and global communications service providers and creating strategic alliances with companies in complementary product lines and service industries.

More information about Ariel Way can be found on the web at http://www.arielway.com.

Forward-Looking Statements: Certain of the statements contained herein may be, within the meaning of the federal securities laws, "forward-looking statements," which are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. See the Company's latest Form 10-KSB for a discussion of such risks, uncertainties and other factors. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. These forward-looking statements are based on management's expectations as of the date hereof, and the Company does not undertake any responsibility to update any of these statements in the future.